Exhibit 3.4

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES B-3 PREFERRED STOCK

OF

DARIOHEALTH CORP.

It is hereby certified that:

1. The name of the Company (hereinafter called the “Company”) is DarioHealth Corp., a Delaware corporation.

2. The Certificate of Incorporation (the “Certificate of Incorporation”) of the Company authorizes the issuance of Five Million (5,000,000) shares of preferred stock, $0.0001 par value per share, of which thirty thousand (30,000) has been designated as Series B Preferred Stock fifteen thousand (15,000) has been designated as Series B-1 Preferred Stock and fifteen thousand (15,000) has been designated as Series B-2 Preferred Stock, and expressly vests in the Board of Directors of the Company the authority to issue any or all of said shares in one (1) or more series and by resolution or resolutions to establish the designation and number and to fix the relative rights and preferences of each series to be issued.

3. The Board of Directors of the Company, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a Series B issue of Preferred Stock:

RESOLVED, that fifteen thousand (15,000) of the Five Million (5,000,000) authorized shares of Preferred Stock of the Company shall be designated Series B-3 Convertible Preferred Stock, $0.0001 par value per share, and shall possess the rights and preferences set forth below:

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act. A Person shall be regarded as in control of the Company if the Company owns or directly or indirectly controls more than fifty percent (50%) of the voting stock or other ownership interest of the other person, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such person.

“Alternate Consideration” shall have the meaning set forth in Section 7(d).

“Attribution Parties” shall have the meaning set forth in Section 6(e).

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 6(e).

“Business Day” means any day except Saturday, Sunday, and any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

“Certificate of Designations” means this Certificate of Designation of Preferences, Rights and Limitations of Series B-3 Preferred Stock.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Company’s common stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed into.

“Common Stock Equivalents” means any securities of the Company or the Subsidiaries of the Company, whether or not vested or otherwise convertible or exercisable into shares of Common Stock at the time of such issuance, which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock, and excluding shares of Common Stock issuable upon conversion of the Series B-3 Preferred Stock.

“Company Conversion Notice” means a notice delivered by the Company to effect a Mandatory Conversion of all the outstanding Series B-3 Preferred Stock, provided that the effective date of such Mandatory Conversion shall be no less than ten (10) Business Days following the date that such notice is deemed to have been given.

“Conversion Amount” means the Stated Value at issue.

“Conversion Date” shall have the meaning set forth in Section 6(b).

“Conversion Price” means $3.392, subject to adjustment as set forth in Section 7.

“Conversion Shares” means the shares of Common Stock issuable upon conversion of the shares of Series B-3 Preferred Stock in accordance with the terms hereof.

“Dividend” shall have the meaning set forth in Section 3.

“Dividend Shares” shall have the meaning set forth in Section 3.

“Effective Date” means the date that this Certificate of Designations is filed with the Secretary of State of Delaware.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Issuance” means the issuance of (a) shares of Common Stock or options or other equity awards to employees, officers, directors or consultants of the Company pursuant to any equity incentive plan duly adopted for such purpose, by the administrator administering such plan in accordance with its terms, or as an inducement grant pursuant to Nasdaq Listing Rule 5635(c)(4), (b) shares of Common Stock or options to consultants for services rendered to the Company, provided that such securities are issued as “restricted securities” (as defined in Rule 144) and carry no registration rights that require or permit the filing of any registration statement in connection therewith (including shares issuable upon the exercise of any options), (c) securities upon the exercise or exchange of or conversion of any securities issued hereunder and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Agreement and (d) securities issued pursuant to acquisitions or strategic transactions or issued in connection with any joint venture, commercial or collaborative relationship, or the acquisition or license by the Company of the securities, business, property or other assets of another person, in each case approved by a majority of the disinterested directors of the Company.

“Fundamental Transaction” shall have the meaning set forth in Section 7(d).

“Holder” shall mean an owner of shares of Series B-3 Preferred Stock.

“Junior Securities” shall be any class or series of capital stock of the Company hereafter created which does not expressly rank pari passu with or senior to the Series B-3 Preferred Stock.

“Liquidation” shall have the meaning set forth in Section 5(a).

“Mandatory Conversion” shall have the meaning set forth in Section 6(b).

“Mandatory Conversion Date” shall have the meaning set forth in Section 6(b).

“Mandatory Conversion Determination” shall have the meaning set forth in Section 6(b).

“New York Courts” shall have the meaning set forth in Section 8(d).

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Optional Conversion Date” shall have the meaning set forth in Section 6(a).

“Original Issue Date” means the date of the first issuance of any shares of Series B-3 Preferred Stock regardless of the number of transfers of any particular shares of Series B-3 Preferred Stock and regardless of the number of certificates which may be issued, if any, to evidence such Series B-3 Preferred Stock.

“Parity Securities” means the Common Stock, the Series B Preferred Stock, Series B-1 Preferred Stock, the Series B-2 Preferred Stock, and any other class or series of capital stock of the Company hereinafter created that expressly ranks pari passu with the Series B-3 Preferred Stock.

“Person” means an individual, entity, corporation, partnership, association, limited liability company, limited liability partnership, joint-stock company, trust or unincorporated organization.

“PIK Shares” shall have the meaning set forth in Section 3.

“Preferred Stock” means the Company’s preferred stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed into.

“Primary Market Limitation” shall have the meaning set forth in Section 6(f).

“Purchase Rights” shall have the meaning set forth in Section 7(b).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Securities” shall be any class or series of capital stock of the Company hereafter created which expressly ranks senior to the Series B-3 Preferred Stock.

“Series B-3 Preferred Stock” shall have the meaning set forth in Section 2.

“Share Delivery Date” shall have the meaning set forth in Section 6(d).

“Stated Value” means $1,000.00 per share of Series B-3 Preferred Stock.

“Subsidiary” means any subsidiary of the Company as set forth on Exhibit 21 to the Company’s Annual Report on Form 10-K most recently filed with the Commission, and shall, where applicable, also include any direct or indirect subsidiary of the Company formed or acquired after the Effective Date.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB or OTCQX (or any successors to any of the foregoing).

“Transfer Agent” means VStock Transfer LLC, the current transfer agent of the Company, with a mailing address of 18 Lafayette Pl, Woodmere, NY 11598, a facsimile number of 646-536-3179 and an email address of info@vstocktransfer.com, and any successor transfer agent of the Company.

Section 2. Designation and Authorized Shares. The series of Preferred Stock designated by this Certificate of Designations shall be designated as the Company’s Series B Convertible Preferred Stock (the “Series B-3 Preferred Stock”) and the number of shares so designated shall be fifteen thousand (15,000). So long as any of the Series B-3 Preferred Stock are issued and outstanding, except for the Series B Preferred Stock, Series B-1 Preferred Stock and Series B-2 Preferred Stock, the Company shall not issue any shares of its preferred stock that are senior to the Series B-3 Preferred Stock in Liquidation without the approval of the Holders of a majority of the issued and outstanding shares of Series B-3 Preferred Stock. The Series B-3 Preferred Stock shall not be redeemed for cash and under no circumstances shall the Company be required to net cash settle the Series B-3 Preferred Stock.

Section 3. Dividends. Holders of shares of Series B-3 Preferred Stock will be entitled to receive: (a) dividends (the “Dividends”) payable as the number of shares of Common Stock equal to five percent (5%) of the number of shares of Common Stock issuable upon conversion of the Series B-3 Preferred Stock then held by such Holder on the date the dividend is declared (collectively, the “PIK Shares”) for each full quarter anniversary of holding for a total of four (4) quarters from the closing date and a dividend of 10% for the fifth full quarter from the closing date (or 30% in the aggregate) and (b) dividends equal, on an as-if-converted to shares of Common Stock basis, to and in the same form as dividends actually paid on shares of the Common Stock when, as, and if such dividends are paid on shares of the Common Stock. The Dividends will be satisfied solely by delivery of shares of Common Stock. The Dividends shall be accelerated and paid (to the extent not previously paid) upon the consummation of a Fundamental Transaction. The Dividends shall be paid (to the extent accrued and not previously paid) upon the Mandatory Conversion Date. Notwithstanding the foregoing, to the extent that a Holder’s right to participate in any Dividend of PIK Shares or any stock dividend declared on the Common Stock to which such Holder is entitled to (“Dividend Shares”) would result in such Holder exceeding the Beneficial Ownership Limitation or the Primary Market Limitation, then such Holder shall not be entitled to participate in any such dividend to such extent (or in the beneficial ownership of any Dividend Shares as a result of such dividend to such extent) and the portion of such Dividend Shares that would cause such Holder to exceed the Beneficial Ownership Limitation or the Primary Market Limitation shall be held by the Company in abeyance for the benefit of such Holder (which shall not give the Holder any power to vote or dispose of such Dividend Shares) until such time, if ever, as such Holder’s beneficial ownership thereof would not result in such Holder exceeding the Beneficial Ownership Limitation or the Primary Market Limitation.

Section 4. Voting Rights. On any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of meeting), and subject to the limitations set forth in Section 6(f), each Holder of outstanding shares of Series B-3 Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series B-3 Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of the Certificate of Incorporation, Holders of Series B-3 Preferred Stock shall vote together with the holders of Common Stock as a single class. The Holders shall be entitled to the same notice of any regular or special meeting of the stockholders as may or shall be given to holders of Common Stock entitled to vote at such meetings. As long as any shares of Series B-3 Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the Holders of the majority of the then outstanding shares of the Series B-3 Preferred Stock voting as a separate class, (a) alter or change adversely the powers, preferences or rights given to the Series B-3 Preferred Stock or alter or amend this Certificate of Designation, (b) alter or change adversely the powers, preferences or rights given to the Series B-3 Preferred Stock or alter or amend the Certificate of Designation of the Series B Preferred Stock, Series B-1 Preferred Stock or Series B-2 Preferred Stock to provide for greater rights than the Series B-3 Preferred Stock, except as it relates to voting rights, (c) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, that is senior to the Series B-3 Preferred Stock, (d) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the Holders, (e) increase the number of authorized shares of Series B-3 Preferred Stock, or (f) enter into any agreement with respect to any of the foregoing. Notwithstanding anything contained herein to the contrary, no holder of Series B-3 Preferred Stock shall be entitled to vote on any matter presented to the Company’s stockholders relating to approving the conversion of such holder’s Series B-3 Preferred Stock into an amount in excess of the Primary Market Limitation.

Section 5. Liquidation.

(a) The Series B-3 Preferred Stock shall, with respect to distributions of assets and rights upon the occurrence of any liquidation, dissolution or winding-up of the Company (“Liquidation”), rank: (i) junior to the Senior Securities, (ii) pari passu with the Parity Securities; and (iii) senior to the Junior Securities of the Company. Upon any Liquidation, after the satisfaction in full of the debts of the Company and payment of the liquidation preference to the Senior Securities, the Holders of shares of Series B-3 Preferred Stock shall be entitled to be paid, on a pari passu basis with the payment of any liquidation preference afforded to holders of any Parity Securities, out of (but only to the extent) the assets of the Company are legally available for distribution to its stockholders, in the manner described in (b) below.

(b) After the Holders of all shares of Senior Securities shall have been paid in full the amounts to which they are entitled pursuant to their applicable liquidation preference as forth in any certificate of designation on the Senior Securities, the remaining assets of the Company available for distribution to its stockholders shall be distributed among the holders of shares of Series B-3 Preferred Stock, the holders of Common Stock and other holders of Parity Securities, pro rata based on the number of shares held by each such holder, treating for this purpose all such Series B-3 Preferred Stock and other Parity Securities as if it had been fully converted into Common Stock (without giving effect to the Beneficial Ownership Limitation) pursuant to the terms of this Certificate of Designations and any certificate of designation on the Junior Securities, each as in effect immediately prior to such Liquidation.

(c) After the Holders of all shares of Parity Securities shall have been paid in full the amounts to which they are entitled in pursuant to Section 5(b), the remaining assets of the Company available for distribution to its stockholders shall be distributed among the holders of shares of Series B-3 Preferred Stock, the holders of Common Stock, other Parity Securities and holders of any Junior Securities, pro rata based on the number of shares held by each such holder, treating for this purpose all such Series B-3 Preferred Stock, other Parity Securities and Junior Securities as if it had been fully converted into Common Stock (without giving effect to the Beneficial Ownership Limitation) pursuant to the terms of this Certificate of Designations and any certificate of designation on the Junior Securities, each as in effect immediately prior to such Liquidation.

Section 6 Conversion.

(a) Conversions at Option of Holder. Each share of Series B-3 Preferred Stock (or fraction thereof) shall be convertible, at any time and from time to time, from and after the Original Issue Date at the option of the Holder thereof into that number of shares of Common Stock (subject to the Beneficial Ownership Limitation set forth in Section 6(e) and the Primary Market Limitation set forth in Section 6(f)) determined by dividing the Stated Value by the Conversion Price then in effect. Holders shall effect conversions by providing the Company and the Transfer Agent, with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Series B-3 Preferred Stock to be converted, the number of shares of Series B-3 Preferred Stock owned prior to such conversion, the number of shares of Series B-3 Preferred Stock owned subsequent to such conversion and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers such Notice of Conversion to the Company pursuant to Section 6 and in accordance with Section 9 (such date, the “Optional Conversion Date”). Such Holder shall be deemed for all corporate purposes to have become the holder of record of the Conversion Shares with respect to which the shares of Series B-3 Preferred Stock have been converted as of the Optional Conversion Date. If no Optional Conversion Date is specified in a Notice of Conversion, the Optional Conversion Date shall be the date that such Notice of Conversion and Cancellation Request are deemed delivered to the Company in accordance with Section 9. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. To effect conversions of shares of Series B-3 Preferred Stock, a Holder shall not be required to surrender any Certificated Series B-3 Preferred Stock to the Company unless all of the shares of Series B-3 Preferred Stock represented by any such certificate are so converted, in which case such Holder shall deliver the Certificated Series B-3 Preferred Stock promptly following the Optional Conversion Date. To the extent that the Beneficial Ownership Limitation contained in Section 6(e) or the Primary Market Limitation contained in Section 6(f) applies to the converting Holder, the determination of whether the Series B-3 Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and of how many shares of Series B-3 Preferred Stock are convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder’s determination of whether the shares of Series B-3 Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and how many shares of the Series B-3 Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation or the Primary Market Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Company each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this Section and the Company shall have no obligation to verify or confirm the accuracy of such determination.

(b) Mandatory Conversion. On the fifteen (15) month anniversary of the Original Issue Date (the “Mandatory Conversion Date” and together with an Optional Conversion Date, the “Conversion Date”), each outstanding share of Series B-3 Preferred Stock will automatically convert (subject to the Beneficial Ownership Limitation set forth in Section 6(e) and the Primary Market Limitation set forth in Section 6(f)) into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Stated Value by the Conversion Price in effect on the Mandatory Conversion Date (a “Mandatory Conversion”). Within two Trading Days of (x) the Mandatory Conversion Date, if the shares of Series B-3 Preferred Stock are held in book entry form, or (y) such Holder’s surrender of Certificated Series B-3 Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and an indemnity or security reasonably acceptable to the Company (which shall not include the posting of any bond) to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate), the Company shall deliver: (I) to each Holder, the Conversion Shares issuable upon conversion of such Holder’s Series B-3 Preferred Stock via the Certificated Preferred Stock, and (II) the PIK Shares issuable upon Mandatory Conversion under Section 3, to Holders as of the Mandatory Conversion Date; provided that, any failure by the Holder to return Certificated Series B-3 Preferred Stock, if any, will have no effect on the Mandatory Conversion pursuant to this Section 6(b), which Mandatory Conversion will be deemed to occur on the Mandatory Conversion Date. To the extent that the Beneficial Ownership Limitation contained in Section 6(e) or the Primary Market Limitation contained in Section 6(f) applies to any Holder, such Holder shall within five Business Days of such Holder’s receipt of the Company Conversion Notice, provide the Company with a written determination (a “Mandatory Conversion Determination”), delivered in accordance with Section 9, of whether such Holder’s Series B-3 Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and of how many shares of Series B-3 Preferred Stock are convertible, and the submission of a Mandatory Conversion Determination shall be deemed to be such Holder’s determination of the maximum number of shares of Series B-3 Preferred Stock that may be converted, subject to the Beneficial Ownership Limitation or the Primary Market Limitation and the portion of the shares of Common Stock issuable upon such Mandatory Conversion hereunder that would cause such Holder to exceed the Beneficial Ownership Limitation or the Primary Market Limitation shall be held by the Company in abeyance for the benefit of such Holder (which shall not give the Holder any power to vote or dispose of such shares) until such time, if ever, as such Holder’s beneficial ownership thereof would not result in such Holder exceeding the Beneficial Ownership Limitation or the Primary Market Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Company each time it delivers a Mandatory Conversion Determination that such determination has not violated the restrictions set forth in Section 6(e) or Section 6(f) and the Company shall have no obligation to verify or confirm the accuracy of such determination.

(c) Conversion Shares. The aggregate number of Conversion Shares which the Company shall issue upon conversion of the Series B-3 Preferred Stock (whether pursuant to Section 6(a) or 6(b)) will be equal to the number of shares of Series B-3 Preferred Stock to be converted, multiplied by the Stated Value, divided by the Conversion Price in effect at the time of the conversion.

(d) Mechanics of Conversion.

(i) Delivery of Conversion Shares upon Conversion. Promptly after the applicable Conversion Date, but in any case within the earlier of (i) two (2) Trading Days and (ii) the Standard Settlement Period (as defined below) thereof (the “Share Delivery Date”), the Company shall deliver, or cause to be delivered, to the converting Holder the number of Conversion Shares being acquired upon the conversion of the Series B-3 Preferred Stock pursuant to Section 6(a) or 6(b), as applicable, any PIK Shares to which the Holder is entitled pursuant to Section 3 that have not been previously issued, if any, and a wire transfer of immediately available funds in the amount of accrued and unpaid cash dividends, if any. Conversion Shares issuable hereunder shall be transmitted by the Transfer Agent to the Holder by crediting the account of the Holder’s or its designee’s balance account with DTC through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and otherwise by physical delivery of a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of Conversion Shares and PIK Shares, if any, to which the Holder is entitled pursuant to such conversion to the address specified by the Holder in the Notice of Conversion or the Company Conversion Notice, as the case may be. The Company shall (A) deliver (or cause to be delivered) to the converting Holder who has converted less than all of such Holder’s Certificated Series B-3 Preferred Stock (1) a certificate or certificates, of like tenor, for the number of shares of Series B-3 Preferred Stock evidenced by any surrendered certificate or certificates less the number of shares of Series B-3 Preferred Stock converted. The Company agrees to maintain a transfer agent that is a participant in the DTC’s FAST program so long as any shares of Series B-3 Preferred Stock remain outstanding. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Conversion.

(ii) Failure to Deliver Conversion Shares upon an Optional Conversion. If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable Holder by the Share Delivery Date, in addition to any other rights herein, the Holder shall be entitled to elect by written notice to the Transfer Agent, on behalf of the Company, at any time on or before its receipt of such Conversion Shares, to rescind such Conversion, in which event the Company shall promptly return to the Holder any Certificated Series B-3 Preferred Stock delivered to the Company and the Holder shall promptly return to the Company the Conversion Shares issued to such Holder pursuant to the rescinded Notice of Conversion.

(iii) Obligation Absolute. The Company’s obligation to issue and deliver the Conversion Shares upon conversion of Series B-3 Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Company of any such action that the Company may have against such Holder.

(iv) [Reserved].

(v) Reservation of Shares Issuable Upon Conversion. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series B-3 Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall be issuable (i) upon the conversion of all outstanding shares of Series B-3 Preferred Stock (taking into account the adjustments and restrictions of Section 7) and (ii) in respect of the PIK Shares. The Company covenants that all Conversion Shares and PIK Shares shall, when issued, be duly authorized, validly issued, fully paid and nonassessable.

(vi) Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of or as dividends on the Series B-3 Preferred Stock. As to any fraction of a share which a Holder would otherwise be entitled to upon such conversion or in respect of any such dividend, the Company shall round up to the next whole share of Common Stock.

(vii) Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of this Series B-3 Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Series B-3 Preferred Stock and the Company shall not be required to issue or deliver such Conversion Shares and shall not be responsible for partial liquidated damages under Section 6(d)(iii) or penalties under Section 6(d)(iv) unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

(e) Beneficial Ownership Limitation. The Company shall not effect any conversion of the Series B-3 Preferred Stock, including, without limitation, a Mandatory Conversion, and a Holder shall not have the right to receive dividends hereunder or convert any portion of the Series B-3 Preferred Stock, to the extent that, after giving effect to the receipt of Dividend Shares hereunder or conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder’s Affiliates (which for purposes of this Section 6(e) and Section 7(b), shall include any employee of such Holder and any person having beneficial ownership of shares of Common Stock beneficially owned by the Holder), and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock received as Dividend Shares or issuable upon conversion of the Series B-3 Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Series B-3 Preferred Stock beneficially owned by such Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Series B-3 Preferred Stock) beneficially owned by such Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 6(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith (other than as it relates to a Holder relying on the number of shares issued and outstanding as provided by the Company pursuant to this Section). In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 6(e), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Company or (iii) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request (which may be via email) of a Holder, the Company shall within one Trading Day confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. The “Beneficial Ownership Limitation” shall be 4.99% (or, at the written election of any Holder delivered to the Company pursuant to the terms of Section 9 prior to the issuance of any shares of Series B-3 Preferred Stock, 9.99%) of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Series B-3 Preferred Stock held by the applicable Holder. A Holder, upon at least sixty-one (61) days advance notice to the Company, may terminate, increase or decrease the Beneficial Ownership Limitation provisions of this Section 6(e); provided, however, that the Holder shall not be entitled to increase or terminate the limitation contained in this Section 6(e) if the Holder has acquired (or if any of the Holder’s Attribution Parties has acquired) the Series B-3 Preferred Stock with the purpose or effect of changing or influencing the control of the Company. The limitations contained in this Section 6(e) shall apply to a successor holder of Series B-3 Preferred Stock. The limitations contained in this Section 6(e) and Section 7(b) shall terminate immediately at any time at which the Common Stock ceases to be an “equity security” as defined in Rule 13d-1(i) promulgated under the Exchange Act (or any successor rule).

(f) Primary Market Limitation. Unless the Company obtains the approval of its stockholders as required by the applicable rules of the applicable Trading Market for issuances of Common Stock in excess of such amount, the Company shall not effect any conversion of the Series B-3 Preferred Stock, including, without limitation, a Mandatory Conversion, and a Holder shall not have the right to receive dividends hereunder or convert any portion of the Series B-3 Preferred Stock, to the extent that, after giving effect to the receipt of dividends hereunder or conversion set forth on the applicable Notice of Conversion, the Holder, together with the Attribution Parties, would beneficially own in excess of the Primary Market Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock received as dividends or issuable upon conversion of the Series B-3 Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Series B-3 Preferred Stock beneficially owned by such Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Series B-3 Preferred Stock) beneficially owned by such Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 6(f), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith (other than as it relates to a Holder relying on the number of shares issued and outstanding as provided by the Company pursuant to this Section). For purposes of this Section 6(f), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Company or (iii) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request (which may be via email) of a Holder, the Company shall within one Trading Day confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. The “Primary Market Limitation” shall be 19.99% of the number of shares of the Common Stock outstanding immediately before giving effect to the issuance of shares of Common Stock issuable upon conversion of the Series B-3 Preferred Stock and/or the issuance of the Dividend Shares. The limitations contained in this paragraph shall apply to a successor holder of the Series B-3 Preferred Stock.

Section 7. Certain Adjustments.

(a) Stock Dividends and Stock Splits. If the Company, at any time while the Series B-3 Preferred Stock is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, will not include any shares of Common Stock issued by the Company upon conversion of this Series B-3 Preferred Stock or payment of a dividend on this Series B-3 Preferred Stock); (B) subdivides outstanding shares of Common Stock into a larger number of shares; (C) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (D) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Company, then the Conversion Price will be multiplied by a fraction of which the numerator will be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event and of which the denominator will be the number of shares of Common Stock, or in the event that clause (D) of this Section 7(a) will apply shares of reclassified capital stock, outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) will become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and will become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 7(a) above, if at any time the Company grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder’s Series B-3 Preferred Stock (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation or the Primary Market Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance by the Company for the Holder (which shall not give the Holder any power to vote or dispose of such Purchase Rights) until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation or the Primary Market Limitation).

(c) Pro Rata Distributions. During such time as this Series B-3 Preferred Stock is outstanding, if the Company declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Series B-3 Preferred Stock, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Series B-3 Preferred Stock (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation or the Primary Market Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance by the company for the benefit of the Holder (which shall not give the Holder any power to vote or dispose of such shares) until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation or the Primary Market Limitation).

(d) Fundamental Transaction. If, at any time while the Series B-3 Preferred Stock is outstanding, (A) the Company effects any merger or consolidation of the Company with or into another Person, (B) the Company effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, or (C) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of the Series B-3 Preferred Stock, the Holders shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall adjust the Conversion Price in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holders shall be given the same choice as to the Alternate Consideration they receive upon any conversion of the Series B-3 Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 7(d) and insuring that the Series B-3 Preferred Stock (or any such replacement security) will be substantially similar in form and substance to this Certificate of Designations and insuring that the Series B-3 Preferred Stock will be convertible for a corresponding number of shares of capital stock of such successor entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of this Series B-3 Preferred Stock (without regard to any limitations on the conversion of this Series B-3 Preferred Stock) prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of this Series B-3 Preferred Stock immediately prior to the consummation of such Fundamental Transaction) and will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

(e) Subsequent Equity Sales. If during the period commencing on the Original Issue Date and expiring ninety (90) days thereafter, the Company at any time while the Series B-3 Preferred Stock is outstanding, shall sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock or Common Stock Equivalents, at an effective price per share less than the Conversion Price then in effect, excluding Exempt Issuances as defined in the Purchase Agreement (such lower price, the “Base Share Price” and such issuances collectively, a “Dilutive Issuance”), then simultaneously with the consummation of each Dilutive Issuance the Conversion Price shall be reduced and only reduced to equal the Base Share Price, provided, however that the Conversion Price shall never be reduced to less than $3.00. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. Notwithstanding the foregoing, no adjustments shall be made, paid or issued under this Section 7(e) in respect of an Exempt Issuance. The Company shall notify the Holder, in writing, no later than three (3) Trading Days following the issuance or deemed issuance of any Common Stock or Common Stock Equivalents subject to this Section 7(e), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”).

(f) Calculations. All calculations under this Section 7 will be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

(g) Notice to the Holders.

(i)	Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Company shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii)	Notice to Allow Conversion by Holder. If (A) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (B) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of the Series B-3 Preferred Stock, and shall cause to be delivered to each Holder pursuant to Section 9, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a written notice stating (x) the date on which a record is to be taken for the purpose of seeking such stockholder approval or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to convert such Holder’s Series B-3 Preferred Stock pursuant to Section 6(a) (subject to the Beneficial Ownership Limitation and the Primary Market Limitation) during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 8. Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided to the Holders, the Company or the Transfer Agent hereunder, including, without limitation, any Notice of Conversion or Company Conversion Notice, shall be in writing and delivered personally, by facsimile, by e-mail, or sent by a nationally recognized overnight courier service (i) if to the Holders, at the Holder’s address set forth in the book and records of the Company or to another address of such Holder as may be specified by such Holder to the Company in a written notice delivered in accordance with this Section, or (ii) if to the Company, at 8 HaTokhen Street Caesarea Industrial Park, Israel 3088900, email: zvi@mydario.com or to another address as the Company may specify for such purposes by written notice to the Holders delivered in accordance with this Section. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or via e-mail at the e-mail address set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or via e-mail at the e-mail address set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. To the extent that any notice provided pursuant to this Certificate of Designations constitutes, or contains, material, non-public information regarding the Company or any Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K.

(b) Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designations shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay liquidated damages and accrued dividends, as applicable, on the shares of Series B-3 Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

(c) Lost or Mutilated Series B-3 Preferred Stock Certificate. If a Holder alleges that such Holder’s Series B-3 Preferred Stock certificate has been lost, stolen or destroyed, the Company will only be obligated to issue a replacement certificate if the Holder delivers to the transfer agent, or the Company, as applicable: (i) a lost certificate affidavit; (ii) an indemnity bond in a form acceptable to the Company’s transfer agent, or if the Company acts as its own transfer agent, an agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate; and (iii) any other documentation that the transfer agent or the Company, if the Company acts as its own transfer agent, may reasonably require.

(d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designations shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Certificate of Designations (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designations and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designations or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

(e) Waiver. Any waiver by the Company or a Holder of a breach of any provision of this Certificate of Designations shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designations or a waiver by any other Holders. The failure of the Company or a Holder to insist upon strict adherence to any term of this Certificate of Designations on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver by the Company or a Holder must be in writing.

(f) Severability. If any provision of this Certificate of Designations is invalid, illegal or unenforceable, the balance of this Certificate of Designations shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any dividend or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(g) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(h) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designations and shall not be deemed to limit or affect any of the provisions hereof.

(i) Status of Converted Series B-3 Preferred Stock. If any shares of Series B-3 Preferred Stock shall be converted or reacquired by the Company, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series B Convertible Preferred Stock.

[Signature page follows.]

IN WITNESS WHEREOF, this Certificate of Designations has been executed by a duly authorized officer of the Company as of this 5th day of May, 2023.

/s/ Zvi Ben-David
Name:	Zvi Ben-David
Title:	Chief Financial Officer

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES B-3 PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series B-3 Convertible Preferred Stock indicated below into shares of common stock, no par value per share (the “Common Stock”), of DarioHealth Corp., a Delaware corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion: _______________________________________________________________

Number of shares of Series B-3 Preferred Stock owned prior to Conversion: ____________________________

Number of shares of Series B-3 Preferred Stock to be Converted: ____________________________________

Stated Value of shares of Series B-3 Preferred Stock to be Converted: _________________________________

Number of shares of Common Stock to be Issued: ______________________________________________

Applicable Conversion Price: _____________________________________________________________

Number of shares of Series B-3 Preferred Stock subsequent to Conversion: ____________________________

Address for Delivery: ___________________________________________________________________

Or

DWAC Instructions:

Broker no: ___________________________________

Account no: _________________________________

[Holder]

By:
Name:
Title: